EXHIBIT 5.1

June 10, 2020

Nordstrom, Inc.
1617 Sixth Avenue
Seattle, Washington 98101
Re:    Nordstrom, Inc. Registration Statement on Form S-8
Ladies and Gentlemen:
This will refer to the Registration Statement on Form S-8 (the “Registration Statement”) that is being filed by Nordstrom, Inc., a Washington corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with respect to 3,500,000 shares of Common Stock, no par value per share, of the Company (“Common Stock”), relating to Nordstrom, Inc. Amended and Restated Employee Stock Purchase Plan (the “Plan”).
As Vice President, Associate General Counsel and Assistant Secretary of the Company, I am familiar with the Amended and Restated Articles of Incorporation and the Bylaws of the Company and with its affairs, including the actions taken by the Company in connection with the Plan.  I also have examined such other documents and instruments and have made such further investigation as I have deemed necessary or appropriate in connection with this opinion.
Based upon the foregoing, it is my opinion that:
(1)  The Company is duly incorporated and validly existing as a corporation under the laws of the State of Washington.
(2)  All necessary corporate proceedings have been taken to authorize the issuance of the shares of Common Stock being registered under the Registration Statement, and all such shares of Common Stock, when issued and delivered pursuant to the Company’s Amended and Restated Articles of Incorporation and the Plan, and when the Registration Statement shall have become effective, will be legally issued and will be fully paid and non-assessable.
I hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement.  In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission issued thereunder.

Very truly yours,

/s/ Brian B. DeFoe
Brian B. DeFoe
Vice President, Associate General Counsel
and Assistant Secretary